Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hewitt Associates, Inc. Amended and Restated Global Stock and Incentive Compensation Plan of our reports dated November 12, 2007, with respect to the consolidated financial statements of Hewitt Associates, Inc. and the effectiveness of internal control over financial reporting of Hewitt Associates, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2007 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, IL

March 4, 2008